SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on Monday, April 29, 2013.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR all Director Nominees listed in Item 1 and a vote AGAINST Items 2 and 3.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

Mark C. Pigott

Chairman of the Board and

Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Monday, April 29, 2013, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect as directors the four Class III nominees named in the attached proxy statement to serve three-year terms ending in 2016.

2.	To vote on a stockholder proposal regarding the annual election of all directors.

3.	To vote on a stockholder proposal regarding the supermajority vote provisions.

4.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on March 4, 2013.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

J. M. D’Amato

Secretary

Bellevue, Washington

March 15, 2013

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m., local time, on Monday, April 29, 2013, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were first sent to stockholders on or about March 15, 2013.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, March 4, 2013. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on March 4, 2013, the Company had 353,642,707 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the Internet.

Voting by Proxy

Mark C. Pigott and John M. Fluke, Jr., are designated proxy holders to vote shares on behalf of stockholders at the 2013 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the SIP) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by Telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.    A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held at 10:30 a.m. on April 29, 2013, at Meydenbauer Center, Bellevue, Washington. The 2013 proxy statement and the 2012 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2013annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2012 Annual Report and 2013 Proxy Statement at a shared address prior to the 2013 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.

Item 1:  Election of Directors

In an uncontested director election, each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority but exclude “abstentions” and “broker nonvotes” with respect to that director’s election. Pursuant to Company bylaws, an incumbent director that is not elected by a majority vote will tender his or her resignation subject to acceptance by the Board. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed and returned unmarked will be voted FOR all of the Nominees for

Class III Director. Please note that brokers and custodians may no longer vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Items 2, 3:  Stockholder Proposals

To be approved, Items 2 and 3 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item. Broker nonvotes do not affect the voting calculations.

Proxies signed and returned unmarked will be voted FOR all Director Nominees listed in Item 1 and AGAINST Items 2 and 3.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owner of five percent or more of the Company’s common stock as of December 31, 2012 (amounts shown are rounded to whole shares):

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
BlackRock, Inc.	18,408,783	(a)	5.21
40 East 52nd Street New York, NY 10022

JP Morgan Chase & Co.	21,343,731	(b)	6.00
270 Park Avenue New York, NY 10017

(a)	BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed January 30, 2013, that it has sole voting and dispositive power over 18,408,783 shares.

(b)	JP Morgan Chase & Co. and its subsidiaries reported on Schedule 13G filed February 1, 2013, that it has sole voting power over 18,900,285 shares; shared voting power over 323,220 shares; sole dispositive power over 20,900,056 shares and shared dispositive power over 443,265 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following list includes all shares of common stock beneficially owned by each Company director, director nominee, and Named Executive Officer, and by Company directors and executive officers as a group as of March 4, 2013 (amounts shown are rounded to whole share amounts).

Name	Shares Beneficially Owned	Percent of Class
Ronald E. Armstrong	176,890(a)	*
Alison J. Carnwath	18,812(b)	*
Robert J. Christensen	148,487(a)	*
John M. Fluke, Jr.	31,807(b)	*
Kirk S. Hachigian	13,208(b)	*
Luiz Kaufmann	10,669(b)	*
Roderick C. McGeary	3,380(b)	*
John M. Pigott	3,600,953(b)(c)	1.02
Mark C. Pigott	5,778,017(d)	1.63
Harrie C. Schippers	34,009(a)	*
Mark A. Schulz	3,925(b)	*
Daniel D. Sobic	184,953(a)	*
Gregory M. E. Spierkel	14,012(b)	*
Warren R. Staley	12,399(b)	*
Charles R. Williamson	39,110(b)	*
Total of all directors and executive officers as a group (21 individuals)	9,104,385	2.57

*Does	not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows:
R. E. Armstrong 17,067; R. J. Christensen 19,497; D. D. Sobic 23,916. Includes restricted shares for which the participant has voting power as follows: R. E. Armstrong 12,597; R. J. Christensen 8,776; H. C. Schippers 1,786; D. D. Sobic 8,976. Also includes options to purchase shares exercisable as of March 4, 2013, as follows: R. E. Armstrong 117,185; R. J. Christensen 109,224; H. C. Schippers 30,919; D. D. Sobic 135,016.

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights to be settled in shares of common stock as follows: J. M. Fluke, Jr., 6,492; K. S. Hachigian 13,208; L. Kaufmann 5,669;
R. C. McGeary 3,380; J. M. Pigott 11,331; G. M. E. Spierkel 14,012; C. R. Williamson 22,449.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed. Includes the same 1,308,892 shares reported by M. C. Pigott which are owned by a corporation over which he has no voting or investment power.

(d)	Includes 71,088 shares allocated in the Company’s SIP for which he has sole voting and investment power; 220,551 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 995,171 shares exercisable as of March 4, 2013, and deferred cash awards accrued as 160,227 stock units without voting rights under the Deferred Compensation Plan and the Long Term Incentive Plan (LTIP) that are settled in shares of common stock. Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES FOR SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained Phoenix Advisory Partners to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:  ELECTION OF DIRECTORS

Four Class III directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class III directors for a term expiring at the Annual Meeting of Stockholders in 2016. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS III DIRECTORS

(TERMS EXPIRE AT THE 2016 ANNUAL MEETING)

ALISON J. CARNWATH, age 60, is chairman of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange, a senior adviser to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners), and chairman of the management board and investment committee at ISIS Equity Partners, LLP, a private equity firm, all based in the United Kingdom. She is a director of the Man Group plc, a FTSE 250 index member, and Zurich Insurance Group. She previously served as a director of Malachite, a UK consulting firm (2010-2012), as a director of Barclays plc, a global financial services company (2010-2012), as non-executive chairman of MF Global Holdings Ltd, a U.S.-based financial services firm (2008-2010); and a director of Friends Provident plc (2002-2008), Gallaher Group plc (2004-2007) and Glas Cymru Cyfyngedig (2001-2007), all United Kingdom based companies. She has served as a director of the Company since 2005. Ms. Carnwath has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chairman (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 32 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

LUIZ KAUFMANN, age 67, is managing partner of L. Kaufmann Consultants in Sao Paulo, Brasil, a company which provides investment banking services and operational leadership in mergers and acquisitions. He served as CEO of Kroton Educacional S.A. (2009-2010), a provider of educational services in Brasil, and served as president and CEO (2006-2008) and as a director (2001-2006) of Medial Saude, a Brazilian health care company. He is a director of GOL, a Brazilian airline, since 2004, and previously served as a director of several Brazilian companies including Vivo, the largest mobile telecom company in Brasil (2005-2009). He has served as a director of the Company since 2012. Mr. Kaufmann has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from the Federal University of Paraná, a master’s degree in industrial engineering from the Illinois Institute of Technology and he previously held CEO positions at several Brazilian companies including Aracruz Celulose, the largest eucalyptus pulp producer in the world (1993-1998), and Grupo Multiplic (1985-1990), a diversified financial group. He also served as the managing director of Arthur D. Little in Brasil (1977-1984).

JOHN M. PIGOTT, age 49, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC, since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an MBA from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GREGORY M. E. SPIERKEL, age 56, served as chief executive officer of Ingram Micro Inc., a $38 billion worldwide distributor of technology products, from 2005 to 2012. He previously served as president from March 2004 to April 2005. During his fourteen-year tenure with the company he held other senior positions including executive vice president. He was a director of Ingram Micro (2005-2012). He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Georgetown University and 32 years of management experience around the world including seven years as chief executive of Ingram Micro.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2014 ANNUAL MEETING)

JOHN M. FLUKE, JR., age 70, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is also interim principal executive officer and a director of CellCyte Genetics Corporation, a biotechnology company, and has held that position since 2008. He has served as chairman of Pregenen Inc., a biotechnology company, since 2011, and a director of Greyrock Energy Inc. (formerly Pacific Renewable Fuels), since 2006. He previously served as a director of Tully’s Coffee Corporation (2005-2011). He has served as a director of the Company since 1984. Mr. Fluke has the attributes and qualifications listed in the Company guidelines for board membership including a master’s degree in engineering from Stanford, a background in manufacturing gained through 24 years with Fluke Corporation, a manufacturer and distributor of high-quality electronic test tools, including four years as CEO and six years as chairman, extensive knowledge of Company operations, and many years as an advisor to or board member for companies engaged in commercializing emerging technologies.

KIRK S. HACHIGIAN, age 53, was chairman, president and chief executive officer of Cooper Industries plc., a $5.8 billion global manufacturer of electrical products until it was acquired by Eaton Corporation in November 2012. He was named chairman in 2006, chief executive officer in 2005 and president in 2004. He is a director of Forethought, a U.S. insurer, since 2011. He previously served as a director of American Standard (2005-2007). He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an MBA from the University of Pennsylvania’s Wharton School. Prior to his current position he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

RODERICK C. MCGEARY, age 62, served in consulting and audit roles with KPMG LLP from 1972 to 2000 culminating in the position as co-vice chairman of consulting (1997-1999). He was chairman of BearingPoint Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004 to 2009 and was its interim chief executive officer from 2004 to 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. He is also a director of Cisco Systems. He previously served as non-executive chairman of Tegile Systems, Inc. (2010-2012), and as a director of Dionex Corporation (2004-2011) and National Semiconductor Corporation (2009-2011). He has served as a director of the Company since 2012. Mr. McGeary has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in accounting from Lehigh University, strong experience as a certified public accountant and extensive experience in management and technology consulting.

MARK A. SCHULZ, age 60, served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007. He is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He has served as a director of Dana Holdings Corporation since 2008 and previously served as a director of YRC Worldwide, Inc (2007-2009), and as a director of the National Committee of United States-China Relations and the United States-China Business Council. He has served as a director of the Company since 2012. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an MBA from the University of Detroit, an M.S. in management from the Massachusetts Institute of Technology as well as over thirty years of management experience in the automotive industry worldwide.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2015 ANNUAL MEETING)

MARK C. PIGOTT, age 59, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989. He is also a director of Franklin Resources Inc., an investment management company. He is the brother of director John M. Pigott. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 34 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

WARREN R. STALEY, age 70, served as chairman and chief executive officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products from 1999 until his retirement in 2007. He also serves as a director of Excel Trust Inc. He previously served as a director of US Bancorp (1999-2008) and Target Corporation (2001-2007). He has served as a director of the Company since 2008 and has served as its lead director since 2011. Mr. Staley has the attributes and qualifications for board membership listed in the Company guidelines including an MBA from Cornell University and a 38-year career at Cargill, a global, diversified business with over $134 billion in revenue that included 15 years in senior positions and culminated in eight years as its chairman and chief executive.

CHARLES R. WILLIAMSON, age 64, has served as chairman of the board of Weyerhaeuser Company, a forest products company, and of Talisman Energy Inc., a Canadian oil and gas company, since 2009. He was chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He has served as a director of the Company since 2006. Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons served as independent directors as defined by NASDAQ Rule 5605(a)(2): Alison J. Carnwath, John M. Fluke, Jr., Kirk S. Hachigian, Luiz Kaufmann, Roderick C. McGeary, Stephen F. Page, Robert T. Parry, Mark A. Schulz, Gregory M. E. Spierkel, Warren R. Staley and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on its website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

The Company bylaws provide that the chairman of the board also serves as the chief executive officer (“CEO”). The Board believes the combined role of chairman and CEO promotes unified leadership and direction for the company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. This leadership structure has resulted in the continued excellent growth and long-term financial success of the Company.

The Company has adopted policies to ensure a strong and independent board. The Board regularly meets in executive session without the presence of management. The Board has designated W. R. Staley as lead independent director. Eighty-two percent of the Company’s current directors are independent as defined under NASDAQ regulations.

The Board oversees risk through management presentations at Board meetings and through its Audit and Compensation Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the committee reports to the full Board at least twice a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2012. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All sitting directors attended the annual stockholder meeting in April 2012 except K. S. Hachigian.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
J. M. Fluke, Jr.	C. R. Williamson	M. C. Pigott	W. R. Staley
K. S. Hachigian	A. J. Carnwath	J. M. Fluke, Jr.	A. J. Carnwath
L. Kaufmann	K. S. Hachigian	J. M. Pigott	J. M. Fluke, Jr.
G. M. E. Spierkel	G. M. E. Spierkel		M. A. Schulz
C. R. Williamson

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated committee chairman J. M. Fluke, Jr., as Audit Committee financial expert. The Committee met ten times in 2012.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other executive officers. In 2012, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to provide a market analysis of the allocation of long-term equity incentives between stock options and restricted stock. Mercer analyzed data from Company peers and S&P 500 companies and reported its results to the Committee. Mercer was paid $15,000 for this project. Mercer and its affiliates were retained by Company management to provide insurance brokerage and benefit plan services. The consultants providing these services were not the same consultants that advised the Compensation Committee. The aggregate fees paid for those other services in fiscal 2012 was $127,660. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. The Committee conducted an independence assessment and no conflict of interest was identified.

The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the NASDAQ rules and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. The Committee met five times in 2012.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board including international business, manufacturing, financial services and aftermarket customer programs. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the members of the Board of Directors. Mr. L. Kaufmann, a director and nominee who has not previously stood for election, was presented to the Committee by a third-party search firm.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the five Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2012.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee did not meet in 2012.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2012:

Summary Compensation

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c) ($)	Total (d) ($)
A. J. Carnwath	125,000	100,026	0	225,026
J. M. Fluke, Jr.	145,000	100,026	0	245,026
K. S. Hachigian	117,500	100,026	0	217,526
L. Kaufmann	65,000	50,033	0	115,033
R. C. McGeary	38,030	50,002	0	88,032
S. F. Page retired 4/23/12	31,622	100,026	0	131,648
R. T. Parry retired 4/23/12	28,490	100,026	0	128,516
J. M. Pigott	105,000	100,026	0	205,026
T. E. Plimpton retired 9/12/12	78,750	100,026	0	178,776
M. A. Schulz	101,875	75,000	0	176,875
G. M. E. Spierkel	135,000	100,026	0	235,026
W. R. Staley	140,000	100,026	0	240,026
C. R. Williamson	135,000	100,026	5,000	240,026

(a)	Fees for non-employee directors include the 2012 annual retainer of $75,000, paid quarterly, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. In addition, an annual $10,000 retainer is payable quarterly to the lead director and the chairman of the audit, compensation, and nominating and governance committees. If elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when a board and committee meeting are held on the same day. L. Kaufmann, S. F. Page and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the Narrative below.

(b)	The aggregate grant date fair value of the restricted stock award granted on January 3, 2012, to non-employee directors was $100,026. See Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The awards to M. A. Schulz, L. Kaufmann and R. C. McGeary were prorated to reflect the number of quarters each served as a non-employee director. The unvested 2011 and 2012 awards to T. E. Plimpton were forfeited per the plan provisions due to his early retirement. On December 31, 2012, non-employee directors held unvested shares of restricted stock as follows: A. J. Carnwath 6,594; J. M. Fluke, Jr., 2,459; M. A. Schulz 1,776; W. R. Staley 6,594; C. R. Williamson 6,594. In lieu of restricted stock, some non-employee directors held unvested restricted stock units including additional deferred stock units credited as a result of dividend equivalents earned with respect to the restricted stock units as follows: J. M. Fluke, Jr., 4,343; K. S. Hachigian 7,014; L. Kaufmann 1,342; R. C. McGeary 1,231; S. F. Page 0; R. T. Parry 0;
J. M. Pigott 7,014; T. E. Plimpton 0; G. M. E. Spierkel 7,014.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	L. Kaufmann, S. F. Page and C. R. Williamson deferred some or all of their cash compensation earned in 2012 into stock units. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Narrative to Director Compensation Table

On the first business day of the year, each non-employee director receives $100,000 in restricted stock or restricted stock units under the RSDC Plan. The number of shares received is determined by dividing $100,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon mandatory retirement after age 72, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. If non-employee directors elect to receive a credit to the stock unit account in lieu of a grant of restricted stock, the account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock. The aggregate number of deferred stock units accumulated in the deferral account of participating non-employee directors is reflected in Footnote (b) to the Stock Ownership Table on page 4.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs related to their service as a PACCAR director.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least three times their annual cash retainer in Company stock and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service are in compliance as of January 1, 2013.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Program Objectives and Structure

PACCAR’s compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s superior performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. Under the supervision of the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors, the Company compensation objectives utilize programs that have delivered 74 consecutive years of net income, paid annual dividends since 1941 and delivered excellent stockholder returns. The Company has significantly outperformed the S&P 500 index for the ten-year period ending December 31, 2012. The Company has delivered an average annual total return to stockholders of 16.2 percent versus the S&P 500 7.1 percent return in the last decade. In 2012, the Company achieved the fourth highest net income in its history and increased total dividends declared by 22 percent over 2011 levels. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company yearly profitability and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by growth in net income, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short- and long-term business performance and stockholder returns.

The Named Executive Officers participate in the Company’s retirement programs on the same basis as other employees as described on pages 26-27. The U.S.-based Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 26, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations. The Company does not provide any other significant perquisites or executive benefits to its U.S.-based Named Executive Officers. Mr. Schippers, a Named Executive Officer based in the Netherlands, receives certain perquisites standard in Europe including a leased car and allowance for incidentals.

Stockholder Approval for the Company’s Compensation Programs

In 2011, stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote) as well as voting in favor of a triennial “say on pay” schedule. Over 95 percent of the shares voted were in favor of “say on pay” and over 60 percent of the shares voted were in favor of a triennial “say on pay” schedule. The Committee believes these stockholder votes affirm the Company’s conservative approach to executive compensation. The next stockholder “say on pay” vote is scheduled for 2014.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.    The Committee periodically utilizes information from industry-published compensation surveys as well as compensation data from peer companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultant.    The Committee periodically retains a compensation consultant to assess the competitiveness of the Company’s compensation programs. In 2012, the Committee retained Mercer, a subsidiary of Marsh and McLennan, to provide a market analysis of peer companies’ allocation of long-term equity incentives between stock options and restricted stock. Mercer analyzed data from the peer companies as well as all companies represented in the S&P 500 Index. The peer companies were: AGCO Corporation, Caterpillar Inc., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Illinois Tool Works, Inc., Ingersoll-Rand plc, Meritor Inc., Navistar International Corporation and Oshkosh Corporation. The Committee reviewed the analysis and maintained the target percentage of base salary allocated to long-term incentives. It did approve a realignment between stock options and restricted stock, effective in 2013, to better reflect peer company programs and to provide a more consistent allocation of equity compensation among executives. The Compensation Committee is satisfied that the compensation consultant meets the independence requirements as set forth in the Securities and Exchange Commission rule effective July 27, 2012, regarding compensation advisor independence.

Peer Companies.    As part of its analysis of comparative data, the Committee includes compensation data from peer companies. In particular, the Company measures its financial performance against peer companies when evaluating achievement of the cash portion of the LTIP Company performance goal and applicable goals under the restricted stock share match program. The Committee reviews the composition of the peer companies annually to ensure the companies are appropriate for comparative purposes. The eleven peer companies used for the 2010-2012 LTIP cycle are listed below (“the Peer Companies”). In 2010, it revised the peer companies for the 2011-2013 LTIP cycle to better reflect a global manufacturing peer group and the impact of cyclicality on the commercial vehicle industry. Those eleven companies are listed on page 32 as the Current Peer Group Index and were approved as peer companies for the 2012-2014 LTIP cycle.

Company Name	2012 Revenue (in billions)
Caterpillar Inc.	65.9
Cummins Inc.	17.3
Danaher Corporation	18.3
Deere & Company	36.2
Dover Corporation	8.1
Eaton Corporation	16.3
Harley-Davidson, Inc.	5.6
Honeywell International Inc.	37.7
Illinois Tool Works Inc.	17.9
Ingersoll-Rand PLC	14.0
United Technologies Corporation.	57.7
PACCAR Inc	17.1

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash, and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Mix.    The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. At higher levels of responsibility within the Company, the senior executives have a larger percentage of total compensation at risk based on Company long-term performance incentive programs. For 2012, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results which benefit stockholders.

Base Salary.    Base salary provides a level of compensation that is competitive with industry peer companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2011 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2012. The Committee considered performance, the addition of new responsibilities and the midpoint in the Mercer 2011 report in its review of salaries. The Chief Executive Officer suggested salary revisions for the Named Executive Officers. The Committee approved the percent increase listed over the 2011 base salaries as follows: R. E. Armstrong received a 15.4 percent increase reflecting his expanded responsibilities; R. J. Christensen received a 9.1 percent increase; D. D. Sobic received a 4.5 percent increase; and H. C. Schippers received a 5.7 percent increase. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).  This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2012 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140%	and above
% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net profit goal. The Committee has chosen net profit, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, 100 percent of the goal for the Chief Executive Officer and a substantial portion of the 2012 goal for each of the Named Executive Officers is based upon Company net profit performance. The net profit goal is proposed by Company management and approved by the Committee within the first 90 days of each year. The target level represents an amount of net profit that the Committee determines is attainable with outstanding performance under expected economic conditions. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2012, the Company’s net profit target was $1.08 billion and actual net profit was $1.11 billion. The Committee approved award payments of 106 percent of the target award, which corresponds with achievement of 103 percent of the net profit goal for each Named Executive Officer. The Committee approved an overall payment for R. E. Armstrong of 101 percent of target consisting of 80 percent achievement of his divisional profit goal and 115 percent of his goal related to growth in Asia. The Committee approved an overall payment for R. J. Christensen of 137 percent of target consisting of 109 percent achievement of the divisional profit goal and 140 percent achievement of business leadership goal including attainment of record market share by Kenworth and Peterbilt, the successful launch of a new range of vehicles, the Kenworth 680 and the Peterbilt 579, and his business leadership in implementing the DAF Truck initiative in Brasil. The Committee approved an overall payment for D. D. Sobic of 117 percent of target consisting of 106 percent achievement of the divisional profit goal and 120 percent achievement for the goal related to the growth of sourcing, information technology and engineering work undertaken in India and China. The Committee approved an overall payment for H. C. Schippers of 104 percent of target consisting of 80 percent achievement of the divisional profit goal and 135 percent achievement for the introduction of the new DAF XF truck range and attainment of record market share. The Committee did not exercise discretion to make modifications to any award. The following table outlines the 2012 goals and incentive awards for each Named Executive Officer:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
M. C. Pigott Chairman & Chief Executive Officer	Company Profit Goal	110	100	106

R. E. Armstrong President	Company Profit Goal Division Profit Goal Business Leadership	75	60 20 20	101

R. J. Christensen Executive Vice President	Company Profit Goal Division Profit Goal Business Leadership	65	50 20 30	137

D. D. Sobic Executive Vice President	Company Profit Goal Division Profit Goal Business Leadership	65	50 20 30	117

H. C. Schippers Vice President	Company Profit Goal Division Profit Goal Business Leadership	55	30 45 25	104

Long-Term Incentive Compensation (LTIP).  The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards. The LTIP aligns the interests of stockholders with those of executives to focus on long-term growth in stockholder value. The 2012 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock
M. C. Pigott	150%	375%	150%
R. E. Armstrong	90%	300%	60%
R. J. Christensen	70%	260%	50%
D. D. Sobic	70%	260%	50%
H. C. Schippers	50%	175%	20%

Long-term incentive compensation cash award.    This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against peer companies’ performance over a three-year period. Company performance is measured by three-year growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (the “Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year.

For the 2012-2014 cycle, the Committee approved the following goals:

Name	Financial Performance and Individual Performance Measures for LTIP 2012-2014 Cycle	Performance Measure as a % of Target
M. C. Pigott	Company Performance Goal	100
R. E. Armstrong	Company Performance Goal Business Sector Profit Business Unit Profit	50 30 20
R. J. Christensen	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
D. D. Sobic	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
H. C. Schippers	Company Performance Goal Business Unit Profit Business Leadership	30 50 20

The Committee believes that three-year growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against peer companies. The Company has used this rigorous comparison goal for over fifteen years. During that period the Company ranked above 50 percent of the designated peer companies in 13 of the 15 years demonstrating excellent performance against the peer companies and providing superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the peer companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the peer companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the peer companies.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit goals determined by the Chief Executive Officer similar to those described above for the annual incentive cash plan, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in the April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150	% and above
% of Target Paid	0%	50%	100%	150%	200%

In April 2012, the Committee determined cash awards for the three-year period 2009-2011 ending December 31, 2011. For the 2009-2011 LTIP cycle, the Company ranked tenth among the twelve Peer Companies and none of the Named Executive Officers earned an award on the Company Performance Goal. One hundred percent of the cash award for M. C. Pigott was based on the Company Performance Goal and he received no award. The Committee did not exercise discretion to modify the result. The award for R. E. Armstrong was based 30 percent on business sector profit and 20 percent on business sector performance. The Committee determined that R. E. Armstrong exceeded each goal and approved an overall payment of 67 percent of target. The award for R. J. Christensen was based 25 percent on business unit profit and 25 percent on business unit leadership. The Committee determined that R. J. Christensen exceeded each goal and approved an overall payment of 100 percent of target. The award for D. D. Sobic was based 25 percent on business unit profit and 25 percent on business unit leadership. The Committee determined that D. D. Sobic exceeded each goal and approved an overall payment of 85 percent of target. The award for H. C. Schippers was based

40 percent on business unit profit and 35 percent on business unit performance. The Committee determined that Mr. Schippers exceeded each goal and approved an overall payment of 129 percent of target. The long-term cash awards for the 2010-2012 LTIP cycle have not been determined as of the date of this proxy statement was prepared because peer group comparison data was not available.

The maximum amount that may be paid to any eligible participant in any year under this program is $6,500,000. The award is also subject to the conditions of payment set forth in the Long Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release and are not repriced. The number of options is determined by multiplying the executive’s base salary on the grant date by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Options become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. A participant who elects early retirement under a Company retirement plan has twelve months from retirement to exercise vested options. Vesting may be accelerated in the event of a change in control.

The Compensation Committee granted stock options on February 2, 2012 in accordance with the target award percentages listed on page 16. All stock options granted in 2012 vest and become exercisable on January 1, 2015, and remain exercisable until February 1, 2022, unless the participant’s employment terminates earlier for reasons other than retirement at age 65, or the participant is demoted to an ineligible position.

Annual restricted stock program.    Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal during the first 90 days of the year and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The number of restricted shares is determined by multiplying the executive’s base salary by the target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The restricted shares are valued at the closing price of the Company’s stock on the date of grant. The restricted stock vests 25 percent on the first day of the month following the grant and an additional 25 percent on each succeeding first of January. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

On February 6, 2013, the Committee determined that the 2012 performance goal of three percent return on revenue was achieved and approved restricted stock consistent with the target award percentages listed on page 16. The restricted stock granted on February 2, 2012, for 2011 performance is included on page 21.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chairman and Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Under his leadership, the Company has significantly outperformed the S&P 500 index for the ten-year period ending December 31, 2012. The Company has delivered an average annual total return to stockholders of 16.2 percent versus the S&P 500 7.1 percent return in the last decade. The Company has achieved record share in its primary markets and has significantly expanded its business worldwide. The Company is building a major new truck factory in Brasil, has growing business in China and India and has designed and launched new Kenworth, Peterbilt and DAF truck ranges.

The Committee reviewed the Chief Executive Officer’s base salary in 2012 and made no adjustments. In addition to the grants discussed above, the Company has a share match program that enables the Chief Executive Officer to purchase Company stock either by exercising stock options or through open market purchases. He may earn a matching award of restricted stock if rigorous performance goals are met. The program provides for a maximum of 562,500 restricted shares and an annual limit of 150,000 shares. Restricted match shares vest after five years if the Committee certifies that the Company’s earnings per share growth over the same five-year period meets or exceeds at least 50 percent of the Peer Companies. The Chief Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends. With certain exceptions, all restricted match shares will be forfeited if the performance threshold is not achieved or if the Chief Executive Officer terminates employment with the Company during the vesting period. If the purchased shares are sold during the vesting period, an equal number of restricted match shares will be forfeited. In April 2012, the Committee determined that the Company did not meet or exceed the Peer Company performance goal for the five-year period 2007-2011 and 37,500 restricted matching shares previously granted to M. C. Pigott were forfeited. No matching shares were granted under this program in 2012.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 27 which allows eligible U.S. employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payments from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock unit accounts are paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Board of Directors updated the stock ownership guidelines for the Company’s executive officers in 2012 to reflect alignment of senior executives’ long-term economic interest with that of the Company stockholders. The minimum number of shares of company stock and deferred stock units expected to be held by each category of executive officer is as follows: the Chief Executive Officer — five times base salary; other Named Executive Officers — three times base salary; and other executive officers — one times base salary. All executive officers have three years from January 1, 2012, to attain this ownership threshold. The Committee reviews compliance with the guidelines each year.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause, a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Annual and long-term cash incentives are prorated upon retirement at age 65 or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provide a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The U.S.-based Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code. Cash awards paid to Named Executive Officers under the IC Plan and under the LTIP are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income and assigns each Named Executive Officer a percentage of each fund. In 2012, the funding limit for the Named Executive Officers under the IC Plan equaled three percent of the Company’s net income and the limit for the LTIP equaled one percent of the Company’s cumulative net income for the 2012-2014 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance against preapproved goals. The cash incentive awards to the Named Executive Officers under both plans are subject to the pre-established funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Changes for 2013

The Committee approved a realignment between the stock options and restricted stock portion of the LTIP for each Named Executive Officer to better reflect peer company programs and to provide a more consistent allocation of equity compensation among executives. The change is indicated in the following table. The total target percentage of base salary for the equity portion of the LTIP remains the same but the target percentage of the stock options will be reduced and the target percentage of restricted stock increased in 2013. The 2013 base salary percentage for R. J. Christensen reflects his promotion to chief financial officer.

	Percent of Base Salary (2012)		Percent of Base Salary (2013)
Name	Stock Options	Restricted Stock	Stock Options	Restricted Stock
M. C. Pigott	375%	150%	355%	170%
R. E. Armstrong	300%	60%	270%	90%
R. J. Christensen	260%	50%	265%	80%
D. D. Sobic	260%	50%	230%	80%
H. C. Schippers	175%	20%	145%	50%

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (CD&A) for 2012 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2013 Annual Meeting.

THE COMPENSATION COMMITTEE

C. R. Williamson, Chairman

A. J. Carnwath

K. S. Hachigian

G. M. E. Spierkel

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years ended December 31, 2012:

Name and Principal Position	Year	Salary ($)	Stock Awards (Restricted Stock) ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
M. C. Pigott	2012	1,420,000	2,319,134	1,698,522	1,652,596	2,176,420	12,500	9,279,172
Chairman and	2011	1,417,308	3,123,223	1,527,086	3,124,000	3,375,543	12,250	12,579,410
Chief Executive Officer	2010	1,350,000	0	1,774,097	2,884,275	1,901,226	7,350	7,916,948

R. E. Armstrong	2012	678,846	424,703	622,005	519,675	804,743	12,500	3,062,472
President (principal financial officer)	2011	621,731	151,096	516,201	918,324	958,629	12,250	3,178,231
	2010	413,077	0	287,012	494,277	261,102	7,350	1,462,818

R. J. Christensen	2012	564,423	269,558	456,135	503,513	997,473	12,500	2,803,602
Executive Vice President	2011	505,000	155,035	335,547	780,832	1,080,153	12,250	2,868,817
	2010	419,231	0	294,373	594,401	481,308	7,350	1,796,663

D. D. Sobic	2012	557,211	284,519	456,135	424,976	772,918	12,500	2,508,259
Executive Vice President	2011	516,250	209,171	354,169	773,476	943,513	12,250	2,808,829
	2010	463,231	0	419,134	682,626	544,757	7,350	2,117,098

H. C. Schippers(f)	2012	355,629	39,175	200,832	201,269	41,090	92,948	930,943
Vice President	2011	370,428	30,704	154,860	361,737	52,094	87,974	1,057,797

(a)	Represents the grant date fair value of restricted stock awards on February 2, 2012, and February 3, 2011, calculated in accordance with FASB ASC Topic 718. For additional information, refer to Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(b)	Represents the aggregate grant date fair value of stock options granted under the Company’s Long Term Incentive Plan (LTIP) on February 2, 2012, February 3, 2011, February 2, 2010, calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note Q in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2012, 2011 and 2010.

(c)	Amounts for 2012 represent the awards earned under the IC Plan in 2012 that are determined and paid in 2013. Cash awards earned under the LTIP for the 2010-2012 cycle will not be determined until late April 2013. Non-Equity Incentive Plan Compensation amounts for 2011 and 2010 include awards under both plans.

(d)	Represents the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. C. Pigott $1,984; R. E. Armstrong $0; R. J. Christensen $4,698; D. D. Sobic $0; H. C. Schippers $0); and the aggregate change in value during 2012 of benefits accrued under the Company’s qualified defined-benefit retirement plan and Supplemental Retirement Plan (M. C. Pigott $2,174,436; R. E. Armstrong $804,743; R. J. Christensen $992,774; D. D. Sobic $772,918; H. C. Schippers $0) and change in value of benefits accrued under the DAF defined benefit plan for H. C. Schippers of $41,090. Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $12,500 for each U.S.-based Named Executive Officer for 2012, $12,250 for 2011 and $7,350 for 2010. Amount for H. C. Schippers includes a Company contribution of $72,149 to a defined contribution plan available to DAF employees in the Netherlands and perquisites of $20,799 for a leased vehicle and an allowance for business-related incidentals. Aggregate perquisites were less than $10,000 for the other Named Executive Officers.

(f)	Mr. Schippers was paid in euros and amounts listed were converted to US dollars based on the rate on the last day of the month in which the compensation was paid or granted. Amounts listed for Mr. Schippers for pension, potential and future payments in this proxy statement used the euro conversion rate on December 31, 2012, of 1.319.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2012:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
M. C. Pigott
Restricted Stock(a)	2/2/2012				53,634				2,319,134
Stock Options(a)	2/2/2012						134,084	43.24	1,698,522
LTIP Cash(a)		193,636	2,130,000	4,260,000
Annual Incentive Cash(b)		624,800	1,562,000	3,124,000

R. E. Armstrong
Restricted Stock(a)	2/2/2012				9,822				424,703
Stock Options(a)	2/2/2012						49,102	43.24	622,005
LTIP Cash(a)		26,591	585,000	1,170,000
Annual Incentive Cash(b)		41,000	512,500	1,025,000

R. J. Christensen
Restricted Stock(a)	2/2/2012				6,234				269,558
Stock Options(a)	2/2/2012						36,008	43.24	456,135
LTIP Cash(a)		17,500	385,000	770,000
Annual Incentive Cash(b)		29,467	368,334	736,668

D. D. Sobic
Restricted Stock(a)	2/2/2012				6,580				284,519
Stock Options(a)	2/2/2012						36,008	43.24	456,135
LTIP Cash(a)		17,500	385,000	770,000
Annual Incentive Cash(b)		29,033	362,917	725,834

H. C. Schippers
Restricted Stock(a)	2/2/2012				906				39,175
Stock Options(a)	2/2/2012						15,854	43.24	200,832
LTIP Cash(a)		4,906	179,882	359,764
Annual Incentive Cash(b)		19,993	199,934	399,868

(a)	Represents grants and awards under the LTIP described on page 16. The grant date fair value of restricted stock awards is the number of restricted shares multiplied by the closing price of Company stock on the grant date of $43.24.

(b)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (IC) described on page 15.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2012:

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number Of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(f)
M. C. Pigott	135,067	0	25.3126	1/1/07	1/15/14	18,566	(c)	839,369	150,000	(e)	6,781,500
	173,043	0	32.1111	1/1/08	1/20/15	40,225	(d)	1,818,572
	147,343	0	32.2267	1/1/09	1/26/16
	112,266	0	44.5600	1/1/10	1/31/17
	98,956	0	45.7400	1/1/11	1/30/18
	194,004	0	30.8100	1/1/12	2/06/19
	0	134,492	36.1200	1/1/13	2/02/20
	0	92,832	50.5000	1/1/14	2/03/21
	0	134,084	43.2400	1/1/15	2/02/22

R. E. Armstrong	12,790	0	25.3126	1/1/07	1/15/14	1,245	(b)	56,286
	12,046	0	32.1111	1/1/08	1/20/15	1,496	(c)	67,634
	13,675	0	32.2267	1/1/09	1/26/16	7,366	(d)	333,017
	13,704	0	44.5600	1/1/10	1/31/17
	15,188	0	45.7400	1/1/11	1/30/18
	28,024	0	30.8100	1/1/12	2/06/19
	0	21,758	36.1200	1/1/13	2/02/20
	0	31,380	50.5000	1/1/14	2/03/21
	0	49,102	43.2400	1/1/15	2/02/22

R. J. Christensen	15,021	0	32.1111	1/1/08	1/20/15	632	(b)	28,573
	16,321	0	32.2267	1/1/09	1/26/16	1,534	(c)	69,352
	14,508	0	44.5600	1/1/10	1/31/17	4,675	(d)	211,357
	12,316	0	45.7400	1/1/11	1/30/18
	28,742	0	30.8100	1/1/12	2/06/19
	0	22,316	36.1200	1/1/13	2/02/20
	0	20,398	50.5000	1/1/14	2/03/21
	0	36,008	43.2400	1/1/15	2/02/22

D. D. Sobic	14,305	0	32.1111	1/1/08	1/20/15	1,352	(b)	61,124
	16,321	0	32.2267	1/1/09	1/26/16	2,070	(c)	93,585
	18,618	0	44.5600	1/1/10	1/31/17	4,935	(d)	223,111
	15,804	0	45.7400	1/1/11	1/30/18
	38,194	0	30.8100	1/1/12	2/06/19
	0	31,774	36.1200	1/1/13	2/02/20
	0	21,530	50.5000	1/1/14	2/03/21
	0	36,008	43.2400	1/1/15	2/02/22

H. C. Schippers	5,299	0	32.1111	1/1/08	1/20/15	304	(c)	13,744
	5,971	0	32.2267	1/1/09	1/26/16	679	(d)	30,698
	4,605	0	44.5600	1/1/10	1/31/17
	3,800	0	45.7400	1/1/11	1/30/18
	6,000	0	30.8100	1/1/12	2/06/19
	0	5,314	36.1200	1/1/13	2/02/20
	0	9,414	50.5000	1/1/14	2/03/21
	0	15,854	43.2400	1/1/15	2/02/22

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted on February 6, 2009. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting date is January 1, 2013.

(c)	Represents restricted stock granted on February 3, 2011. Twenty-five percent of the shares vested on March 1, 2011 and twenty-five percent vest on each subsequent January 1. The remaining vesting dates are January 1, 2013 and January 1, 2014.

(d)	Represents restricted stock granted on February 2, 2012. Twenty-five percent of the shares vested on March 1, 2012 and twenty-five percent vest on each subsequent January 1. The remaining vesting dates are January 1, 2013, January 1, 2014 and January 1, 2015.

(e)	Represents restricted stock under the share match program for the five-year performance cycle ending December 31, 2012.

(f)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2012, of $45.21.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2012 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(c)
M. C. Pigott(a)	248,427	7,649,068	57,300	2,472,584
R. E. Armstrong	0	0	4,811	201,242
R. J. Christensen	0	0	3,311	137,377
D. D. Sobic	0	0	4,786	193,380
H. C. Schippers	0	0	379	16,140

(a)	M. C. Pigott exercised ten-year-old stock options that were due to expire in accordance with the LTIP agreement.

(b)	The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(c)	The dollar amounts are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s common stock on the day before the vesting date.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2012:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
M. C. Pigott	Retirement Plan	33	1,342,208	0
	Supplemental Retirement Plan	33	17,086,685	0
R. E. Armstrong	Retirement Plan	19	750,991	0
	Supplemental Retirement Plan	19	2,264,379	0
R. J. Christensen	Retirement Plan	29	1,049,729	0
	Supplemental Retirement Plan	29	2,832,088	0
D. D. Sobic	Retirement Plan	22	945,702	0
	Supplemental Retirement Plan	22	2,630,283	0
H. C. Schippers	Retirement Plan	26	226,479	0

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The U.S.-based Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service. Depending on executive recruitment considerations, additional years of service may be offered to new executives.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (SRP) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and will be made at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit.

Normal retirement age under both plans is 65 and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2012, M. C. Pigott, R. E. Armstrong, R. J. Christensen and D. D. Sobic are eligible for a reduced early retirement benefit.

H. C. Schippers participates in the Company’s pension program in the Netherlands on the same basis as other DAF Eindhoven employees. DAF participates in the Metal and Electrical Engineering Industry Pension

Fund (“the Fund”), a multi-employer defined benefit plan covering employees of the country’s metal industry. The benefit is based on a percent of the career average salary up to the annually indexed salary maximum multiplied by years of service up to age 65. In 2012, the percentage of salary was 2.0 percent and the yearly indexed maximum salary was $87,091. Survivor benefits include a pension up to 70 percent of the participant’s benefit and a 14 percent pension for surviving children to age 18 or 27 if they are in school. Participants contribute 50 percent of the premiums and are vested from date of hire. Normal retirement benefits begin at age 65 and participants may retire early at or after age 55 with reduced benefits. Mr. Schippers, age 50, is not eligible for benefits due to the age threshold.

The Pension Plan table shows the present value of the accrued retirement benefits for the U.S.-based Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2012, and the present value of H. C. Schippers accrued benefits under the Fund. Present value calculations for each Named Executive Officer assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include a 2012 discount rate of 3.9 percent and a 2011 discount rate of 4.3 percent and the mortality assumptions of the RP-2000 Male Annuitant Mortality Table projected seven years from valuation date.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2012. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive.

Name	Executive Contribution in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2012 (a)($)
M. C. Pigott	0	1,566,076	0	7,494,666
R. E. Armstrong	0	0	0	0
R. J. Christensen	0	22,359	0	593,900
D. D. Sobic	0	0	0	0
H. C. Schippers	0	0	0	0

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2012 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. C. Pigott $1,984; R. E. Armstrong $0; R. J. Christensen $4,698; D. D. Sobic $0; H. C. Schippers $0.

The Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account on the date the award was payable and interest is compounded monthly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield for the month that is two months preceding the payable date. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the closing price of a share of the Company’s common stock on the date the cash award is payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2012. These payments are in addition to deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	M. C. Pigott	R. E. Armstrong	R. J. Christensen	D. D. Sobic	H. C. Schippers
Termination for Cause	0	0	0	0	0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	1,652,596	519,675	503,513	424,976	N/A
Long-Term Cash Award	2,025,000	234,000	240,000	322,000	N/A
Restricted Stock	2,657,941	456,937	309,282	377,820	N/A
Total	6,335,537	1,210,612	1,052,795	1,124,796	N/A
Death
Annual Incentive Plan	1,652,596	519,675	503,513	424,976	201,269
Long-Term Cash Award	4,155,000	789,000	578,333	672,000	202,859
Restricted Stock	2,657,941	456,937	309,282	377,820	44,441
Total	8,465,537	1,765,612	1,391,128	1,474,796	448,569
Change in control
Annual Incentive Plan	3,124,000	1,025,000	736,668	725,834	399,868
Long-Term Cash Award	8,310,000	1,578,000	1,156,667	1,344,000	405,718
Restricted Stock	9,439,441	456,937	309,282	377,820	44,441
Total	$20,873,441	3,059,937	2,202,617	2,447,654	850,027

Termination for Cause.  If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause.  If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options would remain exercisable for one month from the date of termination.

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. M. C. Pigott and R. E. Armstrong would receive single lump-sum cash payments. D. D. Sobic and R. J. Christensen would receive monthly annuities payable for life. If termination occurred on December 31, 2012, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2013, for M. C. Pigott,
R. E. Armstrong, D. D. Sobic and R. J. Christensen.

Retirement.  All U.S.-based Named Executive Officers were eligible for early retirement benefits. H. C. Schippers was not eligible for retirement due to the age threshold. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause”. Annual incentive compensation earned in 2012 would have been paid in the first quarter of 2013 and long-term incentive cash awards earned under the 2010-2012 performance cycle would be paid in April 2013 based on actual performance against goals. The long-term performance awards in the table reflect target awards. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for 12 months following the date of retirement. All outstanding annual restricted stock would be immediately vested if retirement is age 62 or greater. If a Named Executive Officer under age 62 elected early retirement, the annual restricted stock awards would continue to vest according to the vesting schedule until age 62 when they would vest in full. Restricted stock with performance conditions would vest following completion of the cycle if the performance conditions are achieved. The amount listed for restricted stock in the table reflects continued service vesting of unvested shares at the fair market value on December 31, 2012.

Death.  In the event of death on December 31, 2012, beneficiaries of the Named Executive Officers would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

Long-term incentive cash awards earned under the 2011-2013 LTIP performance cycle and the 2012-2014 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals. All outstanding annual restricted stock would be immediately vested.

Change in control.  Benefits payable in the event of a change in control on December 31, 2012, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers employed on December 31, 2012, would have been entitled to a maximum IC award for 2012 (200 percent of target), a maximum long-term incentive cash award under the 2010-2012 performance cycle of the LTIP and a maximum prorated award under the 2011-2013 and the 2012-2014 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payment amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

•

Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2012, for each Named Executive Officer was: M. C. Pigott $1,486,678;
R. E. Armstrong $294,511; R. J. Christensen $273,788; D. D. Sobic $359,761; H. C. Schippers $79,537.

•

Increased Supplemental Retirement Plan Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2012, are as follows: M. C. Pigott $3,333,358; R. E. Armstrong $505,459; R. J. Christensen $724,016; D. D. Sobic $475,555. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate, which will be zero percent.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated J. M. Fluke, Jr., as Audit Committee financial expert.

Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

J. M. Fluke, Jr. , Chairman

K. S. Hachigian

L. Kaufmann

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2012 and has been selected to perform this function for 2013. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E. The services provided for the year ended December 31, 2012, and December 31, 2011, are as follows:

	(in millions)
	2012	2011
Audit	6.31	5.71
Audit-Related	.27	.15
Tax	.73	1.76
All Other	.00	.00

Total	$7.31	$7.62

Audit Fees.  In the year ended December 31, 2012, the independent auditors, Ernst & Young LLP, charged the Company $6.31 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2012, the independent auditors, Ernst & Young LLP, billed the Company $0.27 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2012, the independent auditors, Ernst & Young LLP, billed the Company $0.73 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2012, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer group of companies (the Peer Group Index) for the last five fiscal years ending December 31, 2012. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index consists of AGCO Corporation, Caterpillar Inc., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corp., Oshkosh Corporation, Scania AB and AB Volvo. The comparison assumes that $100 was invested December 31, 2007 in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2007	2008	2009	2010	2011	2012
PACCAR Inc	100	53.64	69.27	111.10	75.00	92.36
S&P 500 Index	100	63.00	79.67	91.68	93.61	108.59
Peer Group Index	100	46.68	68.89	120.79	102.27	117.81

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 2:	STOCKHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF ALL DIRECTORS

RESOLVED, that shareholders of PACCAR Inc urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

Supporting Statement:

The proponent of this resolution is the State of North Carolina Equity Investment Fund Pooled Trust. The Shareholder Rights Project submitted the resolution on behalf of the North Carolina State Treasurer.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000 to 2012, and during the period January 1, 2011 to June 30, 2012:

•	More than 50 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:

The Company has achieved excellent long-term shareholder returns with a classified board structure.

The Board continues to believe that a classified board (that is, one where only a portion of the board is elected each year) is in the best interests of the stockholders. PACCAR has produced superior stockholder returns, especially compared with the Standard & Poor’s 500 Index. The Company has delivered an average annual return to stockholders of 16.2 percent versus 7.1 percent for the S&P 500 over the last decade. The dedicated and proactive Board of Directors led the Company to be the recognized quality and technology leader in its industry. PACCAR has earned a net income for 74 consecutive years and paid a dividend every year since 1941.

Company stockholders have repeatedly rejected proposals to declassify the board.

In 1986, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. More than 78 percent of the Company’s outstanding shares voted for this amendment. In 2003, 2005, 2006, 2009 and 2012, stockholders rejected proposals to declassify the Board.

A classified board provides continuity and perspective for effective long-term strategic planning.

A classified board structure provides continuity and stability of leadership and policy because a majority of the directors at any given time will have prior experience as directors of the Company. Consequently, the Board has solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities. This structure enables the directors to build on past experience for more effective long-term strategic planning. This is particularly important in a company like PACCAR that engages in long-term investment programs and is in a cyclical industry where long-term knowledge of the company is important.

A classified board reduces vulnerability to potentially abusive takeover tactics.

The Company’s classified Board reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirers to initiate arms-length negotiations with management and seasoned directors. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entire new Board or even a majority of the Board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to negotiate with activists while protecting the interests of all stockholders.

A classified board is equally accountable to stockholders as one that is elected annually.

Over 80 percent of the Company’s directors are independent of the Company and are experienced, seasoned executives and leaders who serve on the boards of other prominent corporations. The experienced, knowledgeable Board of Directors is a tremendous asset to the Company, ensuring that it is managed well and profitably for the benefit of its stockholders.

The proposal provides no facts demonstrating that PACCAR stockholders would be better served with a declassified board.

The proposal offers no persuasive evidence that declassifying boards enhances shareholder value over the long term and offers no reason why PACCAR should declassify its Board. As stated above, the Company has a strong record of providing shareholder value by delivering an average annual return to stockholders of 16.2 percent versus the S&P 500 7.1 percent over the last decade.

The proponent’s “one size fits all” view does not take into account the differences among companies, their performance and their management or the industries in which they compete. A recent study by a distinguished group of professors at the London School of Economics indicates the flaws in the proponent’s argument and provides evidence that banks with classified boards were less likely to require a bailout during the financial crisis than banks without a classified board. (Ferreira, Kershaw, Kirchmaier, and Schuster, “Shareholder Empowerment and Bank Bailouts” (November 2, 2012); Financial Markets Group Discussion Paper No. 714). The study demonstrates that the shareholder-centric governance the proponent is trying to impose on all U.S. corporations was a significant factor in the poor performance by a large number of banks in the financial crisis.

Approval of this proposal would not automatically result in a change to the Board structure. Under Delaware law, to change the structure of the Company’s Board of Directors, the Board must first authorize an amendment to the Company’s Certificate of Incorporation. The stockholders would then have to approve that amendment with an affirmative vote of two-thirds of the Company’s outstanding shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING SUPERMAJORITY VOTING PROVISIONS

Resolved,  Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Supporting Statement:

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, First Energy, McGraw-Hill and Macy’s. The proponents of these proposals included James McRitchie and Ray T. Chevedden.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm downgraded our company to “D” with “High Governance Risk,” “High Concern” for excesses in takeover defenses and “Very High Concern” in Executive Pay — $18 million for our CEO Mark Pigott. A significant amount of equity pay for executives failed to include performance-vesting requirements. Our directors allowed market-priced stock options which can give rewards due to a rising market alone, regardless of an executives’s performance. Our directors only allowed a shareholder vote regarding executive pay once in 3 years instead of annually like the vast majority of companies. Some of the blame goes to Charles Williamson who led our executive pay committee.

John Pigott and John Fluke were inside-related directors which can seriously erode an independent perspective so valued for a board of directors. Plus Messrs. Pigott and Fluke were also 67% of our nomination committee. Mr. Fluke, with 28-years long-tenure, was also on our audit committee. Roderick McGeary, a relatively new director, was negatively flagged by GMI for occupying a seat on the BearingPoint board when it went bankrupt.

The 2012 shareholder proposal for annual election of each director won 49.9%-support in spite of opposition from the substantial holdings of the founding family compounded by our biased Internet voting system. Our management made it difficult for shareholders to learn who sponsor shareholder proposals which repeatedly win more than 40%-support. There have been 16 shareholder proposals winning more than 40% support since 2000 in spite of opposition from the founding family.

Please encourage our board to respond positively to this proposal to protect shareholder value. Adopt Simple Majority Vote — Proposal 3.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:

PACCAR is committed to corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders. After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for significant matters that affect the Company.

Company stockholders have repeatedly rejected proposals to eliminate supermajority provisions.

PACCAR stockholders approved the supermajority provisions in 1986 by a vote of 78 percent of the outstanding shares. In 2008, 2010, 2011 and 2012, Company stockholders rejected proposals to eliminate the supermajority provisions. The Board of Directors believes that the existing two-thirds voting requirement is reasonable and appropriate to maximize value for all stockholders.

The Company’s governance practices and strong financial performance have delivered outstanding long-term results to stockholders.

The Company has delivered an average annual return to stockholders of 16.2 percent versus the S&P 500 7.1 percent return in the past decade ending December 31, 2012. The Company’s return to stockholders exceeded the S&P 500 for the previous twenty-year time period as well. The Company’s governance structure positions the Company for profitable long-term growth, which benefits its stockholders.

The Company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the Company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding voting stock must approve the recommended action. Examples of these important corporate transactions include the following:

•	amendment of the Certificate of Incorporation;

•	the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	removal of directors or the entire Board;

•	the Company’s merger or consolidation with another entity;

•	dissolution of the Company; and

•	approval of a stockholder action to replace, alter or repeal the bylaws.

The supermajority voting provisions protect PACCAR stockholders against the actions of short-term investors such as hedge funds or corporate raiders.

The Company’s two-thirds supermajority vote provisions are designed to protect all PACCAR stockholders against coercive takeover tactics by requiring that a broad consensus of stockholders agree on significant corporate matters. Delaware law permits supermajority voting requirements and many publicly traded companies have adopted these provisions to preserve and maximize value for all stockholders.

The current voting provisions encourage persons or firms making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all the Company’s stockholders are considered. In addition, the supermajority provisions allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders.

The supermajority voting provisions are in the best interest of PACCAR stockholders because they increase stability, improve long-term planning and represent a more comprehensive group of stockholders.

The Board of Directors believes that the Company benefits from the existing supermajority vote requirement because it enhances corporate stability and enables the Board to pursue long-term corporate strategies for the benefit of all stockholders. Major steps such as the sale, merger or dissolution of the Company should have the support of a supermajority of the stockholders.

The proponent, John Chevedden, reports that he owns 100 shares of PACCAR, and provides no reason why PACCAR’s excellent long-term performance would be enhanced by eliminating its supermajority vote provisions. The following are some of the proponent’s incorrect or irrelevant statements.

Several of the proponent’s statements in support of his proposal are inaccurate or misleading.

•	John Pigott and John Fluke are 67% of the nominating committee.

The Committee has five members as identified on page 8 of this proxy statement and all are independent directors. John Pigott has never served on the Nominating Committee.

•	Directors only allow a shareholder say on executive pay once in three years.

Company shareholders, not management or the directors, approved a triennial “say on pay” vote in 2011 and over 60 percent of the shareholder votes cast were in favor of the three-year review cycle.

•	A significant amount of equity pay for executives failed to include performance-vesting requirements.

All equity awards are performance based. The restricted stock described on page 18 of this proxy statement is not awarded unless the Company meets a defined performance target. Company management compensation is at or below the median of industry executives’ compensation. PACCAR’s chairman and CEO, Mark Pigott, exercised stock options granted ten years ago because the options were due to expire. He has worked at PACCAR for 34 years, is a major shareholder and over 67 percent of his target total compensation is long-term.

•	Our directors allowed market-priced stock options which can give rewards due to a rising market alone, regardless of an executive’s performance.

Stock options awarded to executives increase in value if the Company is performing well and the market recognizes the good company performance. The increase in company stock price benefits all stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2014

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 14, 2013, to be considered for inclusion in the proxy materials for the Company’s 2014 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

J. M. D’Amato

Secretary

March 15, 2013

Directions to Meydenbauer Center

Driving Directions	Parking

•From I-405 northbound or southbound take Exit 13A west (NE 4th Street westbound).

•Turn right onto 112th Avenue NE (heading north).

•Turn left onto NE 6th Street and proceed into the Meydenbauer Center parking garage entrance on the right.

Vehicles with two or more occupants may use the NE 6th Street HOV only off- and on-ramps. Cross 112th Avenue NE and turn right into the Meydenbauer Center parking garage.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. ?INTERNET/MOBILE _www.eproxy.com/pcar Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 28, 2013. ?PHONE _ 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 28, 2013. ??MAIL _ Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. The Board of Directors Recommends a Vote _FOR_ all the Director Nominees listed in Item 1. 1. Election of four Class III director nominees to serve for three-year terms. 01. Alison J. Carnwath ??For ??Against ??Abstain 02. Luiz Kaufmann ??For ??Against ??Abstain 03. John M. Pigott ??For ??Against ??Abstain 04. Gregory M. E. Spierkel ??For ??Against ??Abstain The Board of Directors Recommends a Vote _AGAINST_ Items 2 and 3. 2. Stockholder proposal regarding the annual election of all directors ??For ??Against ??Abstain 3. Stockholder proposal regarding the supermajority voting provisions ??For ??Against ??Abstain 4. To transact such other business as may properly come before the meeting IMPORTANT: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND AGAINST ITEMS 2 AND 3. Date             Address Change? Mark box, sign, and indicate changes below: ?? Signature(s) in Box Please sign exactly as name(s) appears in type. Joint owners should each sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign full corporate or partnership name by authorized officer.

ANNUAL MEETING OF STOCKHOLDERS Monday, April 29, 2013 10:30 a.m. Meydenbauer Center 11100 N.E. 6th Street Bellevue, Washington 98004 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Monday, April 29, 2013 at 10:30 a.m. at Meydenbauer Center, Bellevue, Washington. The proxy statement and annual report to stockholders are available on the Company_s website at www.paccar.com/2013annualmeeting/. 777—106th Avenue N.E. Bellevue, WA 98004 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 29, 2013. The shares of common stock you hold of record on March 4, 2013, will be voted as you specify on the reverse side. If the proxy is signed and returned but no choice is specified, the proxy will be voted _FOR_ all the Director Nominees listed in Item 1 and _AGAINST_ Items 2 and 3. By signing and dating the proxy, you revoke all prior proxies and appoint Mark C. Pigott, John M. Fluke, Jr., and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments. This proxy card also constitutes voting instructions to the Trustee of the PACCAR Inc Savings Investment Plan (SIP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held by the Trustee in the SIP. The shares will be voted by the Trustee in accordance with the votinginstructions indicated on the reverse. If no voting instructions are timely received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP. This proxy card also constitutes voting instructions to the record holder of the Employee Stock Purchase Plan to vote the interest of the undersigned in the shares of Common Stock of PACCAR held in the Plan. See reverse for voting instructions.